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     NUCOR                                                         News Release

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            NUCOR SIGNS AGREEMENT TO PURCHASE BIRMINGHAM STEEL ASSETS

     Charlotte, North Carolina, May 30, 2002 - - - Nucor Corporation (NYSE: NUE) today announced that it and Birmingham Steel Corporation ("Birmingham Steel") have signed a definitive agreement for Nucor's acquisition of substantially all of Birmingham Steel's assets for $615 million in cash.

          Daniel R. DiMicco, Nucor Vice Chairman, President and Chief Executive Officer, said, "We are pleased to have reached agreement with Birmingham Steel. We believe that the purchase price, which includes approximately $120 million of accounts receivable and inventory, represents another attractive purchase for Nucor. We expect that this transaction will be accretive to Nucor shareholders within twelve months of its completion and that it will also benefit our customers and employees, as well as the customers and employees of Birmingham Steel. We will begin immediately to work with Birmingham Steel's management to develop a plan for a seamless transition. We look forward to closing the transaction and welcoming the current employees, vendors and customers of Birmingham Steel into the Nucor family."

          The transaction will require that Birmingham Steel file for Chapter 11 bankruptcy pursuant to a pre-arranged plan. Nucor, Birmingham Steel and its secured creditors have agreed on the pre-arranged plan to be submitted to the Delaware bankruptcy court. Closing will occur after receiving the approval of the court and necessary regulatory rulings. We expect closing to occur late in the fourth quarter of 2002.

          Assets to be included in the purchase are Birmingham Steel's four operating mills in Birmingham, Alabama, Kankakee, Illinois, Seattle, Washington and Jackson, Mississippi, with an estimated combined annual capacity of approximately 2.0 million tons. Other included assets are the corporate office located in Birmingham, Alabama; the mill in Memphis, Tennessee, which is currently not operating; the assets of Port Everglades Steel Corporation; the assets of the Klean Steel Division; Birmingham Steel's ownership in Richmond Steel Recycling Limited; as well as all inventory and receivables related to the acquired assets.

          Nucor is the largest steel producer in the United States and is the nation's largest recycler. Nucor and affiliates are manufacturers of steel products, with operating facilities in ten states. Products produced are: carbon and alloy steel - in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing.

          The statement made in this news release regarding the earnings projections following the contemplated transaction is a forward-looking statement that involves risks and uncertainties. Although the Company believes that it is based on reasonable assumptions, there can be no assurance that other factors will not affect the accuracy thereof. Such factors include, among others, general economic conditions; market demand for steel products; availability and costs of electricity, natural gas and raw materials; U.S. and foreign trade policies affecting steel imports or exports; significant changes in governmental regulations affecting environmental compliance; the operations of Birmingham Steel prior to closing; and regulatory and court approvals necessary for consummation of the contemplated transaction. The forward-looking statement contained in this news release speaks only as of this date, and the Company does not assume any obligation to update it.

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   Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211
                Phone 704-366-7000 Fax 704-362-4208 www.nucor.com
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